EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

RJD Green, Inc. (A Development Stage Company):

We  consent  to  the  inclusion  of  in  the  foregoing  Registration  Statement  on  Form  S-1  of  our  report  dated

December  6,  2012,  except  for  Note  6,  as  to  which  the  date  is  March  21,  2013,  relating  to  our  audit  of  the financial statements of RJD Green Inc. as of August 31, 2012 and for the  year then ended and for the period from September 10, 2009 (Inception) through August 31, 2012. Our report dated December 6, 2012, except for Note 6, as to which the date is March 21, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/Anton & Chia, LLP

Newport Beach, CA

June 18, 2013